CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

Exhibit 10.29

EXECUTION COPY

LICENSE AND SUPPLY AGREEMENT

by and between

ALKERMES PHARMA IRELAND LIMITED

and

KREMERS URBAN PHARMACEUTICALS INC.

Effective as of January 1,2014

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

SECTION 1	DEFINITIONS1
SECTION 2	GRANT OF LICENSES5

2.1.	Grant of Marketing and Sales Licenses5
2.2.	Sublicenses5
2.3.	Alkermes Retained Rights5
2.4.	Marketing Efforts6
2.5.	Joint Marketing Committee6
2.6.	Generic Products6
SECTION 3	PAYMENT PROVISIONS7

3.1.	Consideration7
3.2.	Invoice and Payment7
3.3.	Taxes7
3.4.	Records and Audit7
3.5.	Quarterly Reports8
3.6.	Late Payments8
3.7.	Withholding8
SECTION 4	SUPPLY OF PRODUCTS8

4.1.	Supply of Product8
4.2.	Identification9
4.3.	Forecasts, Delivery and Quality.10
4.4.	Rejection and Replacement,10
SECTION 5	ASSIGNED UCB STOCK11

5.1.	Generic VPM Stock11
5.2.	Branded Product Stock11
SECTION 6	REPRESENTATIONS AND WARRANTIES OF ALKERMES11

6.1.	Organization, Power and Authority11
6.2.	Due Authority; No Breach11
6.3.	NDAs12
6.4.	Intellectual Property13
6.5.	Litigation13

-i-

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

6.6.	Governmental Approval13
6.7.	Brokerage13
6.8.	Compliance with Law13
6.9.	Implied Warranties14
SECTION 7	REPRESENTATIONS AND WARRANTIES OF KU14

7.1.	Organization, Power and Authority14
7.2.	Due Authority14
7.3.	Brokerage14
7.4.	Litigation15
7.5.	Governmental Approval15
7.6.	Compliance with Law15
SECTION 8	COVENANTS ANDAGREEMENTS OF THE PARTIES15

8.1.	Governmental Filings15
8.2.	Responsibility for NDAs15
8.3.	Compliance with Law16
8.4.	Recall16
8.5.	Confidentiality17
8.6.	Expenses18
8.7.	Reasonable Efforts18
8.8.	Publicity18
8.9.	Cooperation18
8.10.	Competition; No Sale for Resale18
8.11.	Conflicting Rights19
8.12.	Trademark Maintenance19
8.13.	Supply of Products20
8.14.	Technology20
8.15.	Liability Insurance20
8.16.	Referral of Orders and Inquiries20
8.17.	Deemed Breach of Covenant20
8.18.	Net Sales Deductions for Generic VPM Product20
8.19.	Net Sale Deductions for Branded Product20
8.20.	Access to Information21

-ii-

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

SECTION 9	INDEMNIFICATION21

9.1.	Indemnification21
9.2.	Notice and Opportunity To Defen22
9.3.	Indemnification Payment Obligation22
9.4.	Indemnification Payment Adjustment23
9.5.	Indemnification Payment23
9.6.	Survival23
9.7.	Consequential Damages23
SECTION 10	TERMINATION23
10.1.	Termination23
SECTION 11	MISCELLANEOUS25
11.1.	Assignment and Subcontracting25
11.2.	Notices25
11.3.	Waiver: Remedies26
11.4.	Survival of Representations26
11.5.	Ind ep eudent Contractors26
11.6.	Entire Agreement26
11.7.	Amendment26
11.8.	Counterparts26
11.9.	Governing Law27
11.10.	Arbitration27
11.11.	Captions27
11.12.	No Third-Party Rights27
11.13.	Severability27
11.14.	Attachments27

Schedules

-iii-

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

LICENSE AND SUPPLY AGREEMENT

This LICENSE AND SUPPLY AGREEMENT (“Agreement”), effective as of January 1, 2014 (the “Effective Date”) is by and between ALKERMES PHARMA IRELAND LIMITED, a limited liability company incorporated under the laws of Ireland (“Alkermes”). and KREMERS URBAN PHARMACEUTICALS INC., an Indiana corporation (“KU”).

W I T N E S E T H

WHEREAS, Alkermes is engaged, among other things, in the business of researching, development, manufacturing and commercialization of pharmaceutical products, inter alia, verapamil hydrochloride;

WHEREAS, KU is engaged, among other things, in the business of marketing and selling of pharmaceutical products;

WHEREAS UCB, Inc. (a KU Affiliate) currently maintains certain rights to market and sell certain branded and authorized generic Products (as defined below) under the UCB Agreement (defined below) which expires on December 31, 2013; and

WHEREAS, subject to the terms and conditions set forth in this Agreement, Alkermes wishes to (i) license KU certain rights to enable KU to market and sell Products (defined below) in the Territory (defined below) following the expiration of the UCB Agreement and (ii) manufacture and supply such Products to KU;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

section 1
DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Activities” shall mean the manufacturing, promoting, marketing, selling and distributing of the Products in the Territory as contemplated by this Agreement,

“Affiliates” shall mean, with respect to any Person, any Persons directly or indirectly controlling, controlled by, or under common control with, such other Person,

“Alkermes” shall have the meaning set forth in the preamble.

“Annual Net Sales” shall mean, for any Year, the Net Sales for such Year.

“Authorized Generic” shall mean a drug sold, licensed or marked under an NDA (as opposed to an ANDA) approved by the FDA under section 505(c) of the Federal Food, Drug and

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Cosmetics Act and marketed and distributed under a different labeler code, product code, trade name, trademark or packaging than the corresponding brand drug,

“Branded-Product” shall mean the Branded V Product and/or the Branded VPM Product

“Branded V Product” shall mean the V Product that is sold under the Trademarks licensed to KU for Product pursuant to this Agreement.

“Branded VPM Product” shall mean the VPM Product that is sold under the Trademarks licensed to KU for Product pursuant to this Agreement.

“CFR” shall mean the U.S. Code of Federal Regulations, as amended from time to time.

“CMC Section” shall mean the chemistry, manufacturing, and controls section of the NDAs as defined in 21 CFR Section 314.50 (1).

“Damages” shall mean, subject to Section 9.7, any and all actions, costs, losses, claims, liabilities, fines, penalties, demands, damages and expenses, court costs, and reasonable fees and disbursements of counsel, consultants and expert witnesses incurred by a party hereto (including interest which may be imposed in connection therewith).

“Defective” shall mean, as to any Product supplied by Alkermes hereunder, the failure of such Product to conform to the Specifications and the applicable NDA, and, in all material respects, applicable law, including, without limitation, the PDMA.

“Effective Date” shall have the meaning set forth in the preamble.

“FDA” shall mean the United States Food and Drug Administration.

“Generic V Product” shall have the meaning set forth in Section 2.6.

“Generic VPM Product” shall have the meaning set forth in Section 2.6.

“Generic VPM Operating Profits” shall mean [***].

“Generic VPM Product Profits” shall mean, [***].

“GMP” shall mean current Good Manufacturing Practices, as determined from time to time by the FDA or any other successor agency thereto.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvement Act.

“Indemnified Party” shall have the meaning set forth in Section 9.2 hereof.

“Indemnifying Party” shall have the meaning set forth in Section 9.2 hereof.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

“Independent Third Party” shall mean any person other than Alkermes and KU and their respective Affiliates.

“Intellectual Property” shall mean the Trademarks.  For the avoidance of doubt, Intellectual Property shall exclude any intellectual property of any nature that is owned, licensed or controlled by Affiliates or subsidiaries of Alkermes.  In the event that Alkermes acquires or merges with a third party entity, Intellectual Property shall not include any Intellectual Property to the extent that such Intellectual Property relates to a product containing verapamil hydrochloride which has been approved for marketing or is in development by the said third party entity.  For the avoidance of doubt, the occurrence of any such acquisition or merger shall not affect the license of the Intellectual Property granted to KU hereunder.

“Joint Marketing Committee” shall have the meaning set forth in Section 2.5.

“KU” shall have the meaning set forth in the preamble.

“Licensed Assets” shall have the meaning set forth in Section 2.1 hereof.

“NDAs” shall mean, collectively, the V NDA and the VPMNDA.

“Net Sales” shall mean, with respect to each Product, the dollar amount determined by deducting from the gross invoiced sales price billed for such Product sold by KU in the Territory to unaffiliated third parties in an arm’s length transaction, the following:

(a)	trade and reasonable and customary cash discounts allowed;
(b)	returns, credits, refunds, rebates, chargebacks, retroactive price adjustments, commissions and any other allowances which effectively reduce the net selling price;
(b)	transportation charges or allowances, including freight pickup allowances; and
(d)	any tax (excluding income tax), excise or other governmental charges upon or measured by the production, sale, transportation, delivery or use of such Product.

Such amounts shall be determined from books and records maintained in accordance with U.S. GAAP, consistently applied.

“Notice of Rejection” shall have the meaning set forth in Section 4.4(a).

“PDMA” shall mean the Prescription Drug Marketing Act of 1987, as amended from time to time, together with any rules or regulations promulgated thereunder.

“Person” shall mean a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any governmental authority or any other entity or organization.

“PPI” shall mean the Producer Price Index for Pharmaceutical Preparations published by the U.S. Department of Labor, Bureau of Labor Statistics for the twelve months ending on August 31st in any Year.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

“Products” shall mean, collectively, the Branded VPM Product, Branded V Product and/or Generic VPM Pro duct manufactured and supplied to KU by Alkermes under this Agreement.

“Promotional Materials” shall mean any tangible advertising and promotional labeling bearing a name (trade name or generic name) used in the promotion of the Products, including, without limitation, promotional materials produced by KU (examples include, but are not limited to, journal ads, brochures, service items, managed care pull through sheets, formulary presentations, price lists, monographs, Internet pages and telephone or television advertisements) and materials produced by outside sources (examples include, but are not limited to, medical reprints, textbooks and CME materials) to the extent funded by, created in cooperation with, reviewed, or distributed by KU. The definition of Promotional Materials shall also include press releases and other releases of information to the media regarding the Products.

“Quarter” shall mean, as the case may be, the three months ending on March 31, June 30, September 30 or December 31 in any Year.

“Specifications” shall mean, at any time and as to either Product, the specifications for such Products that are then approved by the FDA and contained in the NDA applicable to such Product, as in effect at that time.

“Technology” includes all of the intellectual property owned or controlled by Alkermes that is used in, claims or covers the manufacturing process used by Alkermes and its Affiliates to manufacture the Products supplied to KU hereunder, or any aspect of such manufacturing process.

“Territory” shall mean the fifty (50) states, the District of Columbia and the territories and possessions comprising the United States of America, including Puerto Rico.

“Trademarks” shall mean all of Alkermes’s right, title and interest in and to:

(a)

those United States trademarks and trademark applications set forth on Schedule 6.4 hereto and any trademark application or trademark which constitutes an extension, registration, contribution, reissue, renewal, reexamination or continuation in part of any such trademark or trademark application; and

(b)	all registrations thereof, all variations thereof and logos used in connection therewith, and all goodwill associated therewith.

“UCB Agreement” shall mean that that certain License and Supply Agreement dated 30 September 1998, as amended, relating to Products that currently exists between UCB and Alkermes (the “Agreement”) which is due to expire on December 31, 2013.

“UCB” shall mean KU’s affiliate company, UCB, Inc.

“U.S. GAAP” shall mean generally accepted accounting practices in the United States, as in effect from time to time.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

“V Product” shall mean [***].

“V NDA” shall have the meaning set forth in Section 2.1(b).

“VPM Product” shall mean [***].

“VPM NDA” shall have the meaning set forth in Section 2.1(a).

“Year” shall mean a calendar year during the term of this Agreement.

section 2
GRANT OF LICENSES

2.1.  Grant of Marketing and Sales Licenses

.  Alkermes hereby grants to KU an exclusive, even as to Alkermes (except as set forth in Section 2.3), license under the following assets solely for the purpose of promoting, marketing, selling and distributing the Products in the Territory (such assets are referred to herein collectively as the “Licensed Assets”):

(a) all of Alkermes’s rights under the New Drug Applications filed by Alkermes with, the FDA for the VPM Product, and all subsequent submissions thereto (collectively, the “VPM NDA”), which VPM NDA is described in Schedule 2.1(a):

(b) all of Alkermes’s rights under the approved New Drug Applications filed by Alkermes with the FDA for the V Product, and all subsequent submissions thereto (collectively, the “V NDA”). which V NDA is described in Schedule 2.1(b); and

(c) the Intellectual Property;

2.2.  Sublicenses

.  The licenses granted herein shall not be sublicensed by KU without the prior written consent of Alkermes.

2.3.  Alkermes Retained Rights

.  Anything herein contained to the contrary notwithstanding, Alkermes shall retain at all times during the term of this Agreement, and shall bear all costs associated with, all rights necessary: (a) to manufacture, or to have manufactured, the Products for KU hereunder and otherwise fulfill its obligations under this Agreement, (b) to manufacture or have the products manufactured in the Territory, (c) to manufacture, have manufactured, use or sell the Products outside of the Territory, and (d) subject to Section 8.3, to make such changes as Alkermes may deem reasonably appropriate in connection with any differing approach to manufacturing it may adopt in a facility(ies) in which any of the components of the Products are produced.

2.4.  Marketing Efforts

.

(a) KU shall use efforts to market and promote each Product throughout the Territory that are commercially reasonable given the market in which the relevant Product is marketed and the branded or generic status of the relevant Product.  At the first meeting of the Joint Marketing Committee (as hereinafter defined) following the

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

Effective Date, KU will outline its intended activities with respect to each Product during the Term.  KU shall not stock out on any Product (i.e., Branded V Product, Branded VPM Product or Generic VPM Product) or any strength of any Product except as discussed with the Joint Marketing Committee in accordance with Section 2.4(b) below . and shall conduct its promotional activities, including without limitation, its marketing and discount policies, in accordance with law and with normal business practice.

(b) If either party wishes to discontinue the manufacture and/or marketing of any particular Product or dosage strength of Product, then it shall notify the other party and the parties shall meet and discuss the reason for any such potential discontinuance.  In circumstances where any Brand Product or dosage strength of any Brand Product is discontinued, then the financial provisions relating to the Generic VPM Product shall be altered in accordance with Section 3.1 below.

(c) KU (or a KU affiliate or permitted licensee) will not sell any Product together with other products to third parties by a method commonly known in the pharmaceutical industry as “bundling”.

2.5.  Joint Marketing Committee

.  Within thirty (30) days after the Effective Date, the parties will establish a joint marketing committee (“Joint Marketing Committee”) consisting of an equal number of representatives from each party.  At meetings of the Joint Marketing Committee, the parties will discuss matters relating to the Products, including sales performance of the Products in the Territory, marketing approaches, educational campaigns, Promotional Materials and other advertising materials and campaigns, sales plans and results.  Unless otherwise agreed by the parties, the Joint Marketing Committee shall meet at least twice each Year alternatively at the offices of Alkermes and KU, or as otherwise agreed by the parties.  Each Party shall bear the cost of its own travel and other expenses incurred in connection with any meetings or activities of the Joint Marketing Committee.  Meetings shall be chaired alternately by the respective representatives of the parties,

2.6.  Generic Products

.  The license pursuant to Section 2.1 includes the right of KU, in its sole discretion, to provide for, market and sell an Authorized Generic substitute for the VPM Product (“Generic VPM Product”). The license pursuant to Section 2.1 does not include the right of KU to provide for, market and sell an Authorized Generic or other generic substitute of the V Product (“Generic V Product”), which rights shall be exclusively held by Alkermes.

section 3
PAYMENT PROVISIONS

3.1.  Consideration

.  KU shall payAlkermes for Product manufactured and supplied to KU under this Agreement in accordance with the terms set out in Schedule 3.1 of this Agreement.

3.2.  Invoice and Payment

.  Upon delivery of any Product shipment, Alkermes shall be entitled to submit invoices therefor to KU, and KU agrees to remit payment within thirty (30) days from receipt of the invoice.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

3.3.  Taxes

.  All payments to Alkermes are exclusive of any applicable value added, sales or any other similar or substitute tax, for which KU shall be additionally liable, if applicable.

3.4.  Records and Audit

.

(a) KU and its Affiliates shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to Alkermes hereunder.  Such books of account shall be kept at KU’s principal place of business or the principal place of business of the appropriate Affiliate of KU to which this Agreement relates.  Such books and the supporting data shall be open, at all reasonable times and upon reasonable notice during the term of this Agreement and for two (2) years after its termination, to the inspection of a firm of certified public accountants selected by Alkermes and reasonably acceptable to KU, for the limited purpose of verifying KU’s royalty statements; provided, however, that such examination shall not take place more often than once each Year and shall not cover more than the preceding 3 Years, with no right to audit any period previously audited.  Except as otherwise provided in this Section, the cost of any such examination shall be paid by Alkermes.  In the event that any such inspection reveals a deficiency (in accordance with U.S. GAAP) in excess of [***] of the reported royalty for the period covered by the inspection, KU shall promptly pay Alkermes the deficiency, plus interest, and shall reimburse Alkermes for the fees and expenses paid to such accountants in connection with their inspection.  The parties agree that neither party shall be required to retain books and records with respect to the above other than books and records relating to the current Year and the immediately preceding three (3) Years.

(b) Alkermes and its Affiliates shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the cost of manufacturing the Products and Product samples supplied hereunder.  Such books of account shall be kept at Alkermes’s principal place of business or the principal place of business of the appropriate Affiliate of Alkermes to which this Agreement relates. Such books and the supporting data shall be open, at all reasonable times and upon reasonable notice during the term of this Agreement and for two (2) years after its termination, to the inspection of a firm of certified public accountants selected by KU and reasonably acceptable to Alkermes, for the limited purpose of verifying the cost of manufacturing the Products and Product samples supplied hereunder; provided, however, that such examination shall not take place more often than once each Year and shall not cover more than the preceding three (3) Years, with no right to audit any period previously audited.  Except as otherwise provided in this Section 3.2, the cost of any such examination shall be paid by KU.  In the event that any such inspection reveals that the amount charged or reported exceeds the actual amount by more than [***] during the period covered by the inspection, Alkermes shall promptly pay KU the excess, plus interest, and shall reimburse KU for the fees and expenses paid to such accountants in connection with their inspection.  The parties agree that neither party shall be required to retain books and records with respect to the above other than books and records relating to the current Year and the immediately preceding three (3) Years.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

3.5.  Quarterly Reports

.  In any Year, KU shall, within [***] after the end of each Quarter, deliver to Alkermes true and accurate reports, certified by an authorized official of KU, setting forth the actual Net Sales recorded during such Quarter and the total amounts due under Section 3.1 for such Quarter.  If no monies shall be due, KU shall so report.

3.6.  Late Payments

.  Any amounts not paid by KU to Alkermes when due under this Agreement shall be subject to interest from and including the date payment is due through and including the date upon which Alkermes has collected immediately available funds in an account designated by KU at a rate equal to the sum of [***].

3.7.  Withholding

.  Any income or other taxes which KU is required by law to pay or withhold on behalf of Alkermes with respect to monies payable to Alkermes under this Agreement shall be deducted from the amount of such monies due.  KU shall provide Alkermes with proof of such payments.  Any such tax required to be paid or withheld shall be an expense of and be borne solely by Alkermes.  KU shall promptly provide Alkermes with a certificate or other documentary evidence to enable Alkermes to support a claim for a refund or a foreign tax credit with respect to any such tax so withheld or deducted by KU.  The parties shall reasonably cooperate in completing and filing documents required under the provisions of any applicable tax treaty or under any other applicable law in order to enable KU to make such payments to Alkermes without any deduction or withholding.

section 4
SUPPLY OF PRODUCTS

4.1.  Supply of Product

.

(a) During the term of this Agreement, KU agrees to order and purchase Products exclusively from Alkermes in accordance the batch sizes and minimum order quantities set forth in Schedule 4.1 and Alkermes agrees to supply Products exclusively to KU.

Alkermes will supply KXJ with all of its requirements for Products and the Products samples for their subsequent use, sale, lease or transfer by KU.

(b) KU agrees to initiate purchases of Products and samples of the Products hereunder by issuing Alkermes purchase orders in accordance with the requirements set forth in Schedule 4.1 not less than [***].  Subject to Section 4.1(c), Alkermes agrees to accept any order issued in accordance with this Section 4.1(b) which specifies quantities reasonably consistent with those set forth in the purchase forecasts for such Quarter and to meet the delivery dates specified thereon.  All purchase orders hereunder shall be on KU’s standard purchase order form (a copy of which has been delivered to Alkermes) and shall be directed to Alkermes at the address set forth below.  KU shall maintain at all times inventory of the Product in the ordinary course.

(c) The Parties shall reasonably cooperate with respect to Product production schedules.  In particular, the parties will routinely review through then supply teams the 18 month forecast provided by KU in accordance in Section 4.3 below and Alkermes

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

shall advise KU of any scheduling conflicts. If KU submits any purchase order for Branded V Product with a delivery date or dates that are not aligned with Alkermes’ overall production schedule as discussed by the supply teams with respect to the 18 month forecast, then Alkermes shall have the right to reject such purchase order.  Alkermes shall not, however, reject any purchase order for Branded V Product submitted by KU with a delivery date or dates that are aligned with such production schedule, as discussed by the Parties’ supply teams.

(d) Alkermes shall use commercially reasonable efforts to maximize the life of the Products supplied to KU pursuant to this Agreement; provided that such Products shall have at least a [***].  If any Product that is to be delivered to KU will have a shelf life of less than [***], then Alkermes shall notify KU prior to shipment of such Product, and Alkermes and KU shall discuss in good faith the disposition of such Product.  If Alkermes and KU are not able to reach agreement on the disposition of such Product, then such Product shall not be shipped to KU.

4.2.  Identification

.  KU may market the Products under its name and NDC number, with its packaging and logo; KU will, however, identify Alkermes as the manufacturer in a fair manner, reasonably acceptable to Alkermes.  Alkermes will retain title to its own product names, which will be displayed in an appropriate manner on the Products.  Alkermes and KU shall share equally all costs of labeling the Products so as to appropriately display the KU name provided KU supplies all the appropriate graphics, designs, logos and related and appropriate artwork.  KU may use Alkermes’s name and derivations thereof in promoting, marketing and selling the Products in the Territory; provided, however, that the particular formulation of any reference to Alkermes’s name in any Promotional Material shall be subject to Alkermes’s review and consent; and provided, further, that once the formulation of any such reference has been reviewed and consented to by Alkermes, any subsequent reference to Alkermes’s name using such formulation or a substantially similar formulation shall not be subject to the review or

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

consent of Alkermes.  All samples shall be clearly marked “for sample use only” or comparable mutually agreed language on the sample package labeling.

4.3.  Forecasts, Delivery and Quality.

(a) Subject to Section 4.1(c), KU shall provide Alkermes with [***].  These forecasts will be revised and extended in each succeeding Quarter.

(b) Delivery of Products shall be in accordance with the destination and dates set forth in KU’s purchase order.  Delivery shall be F.O.B. point of shipment, and identification and delivery of the Products shall be deemed to have occurred when they have been packed for shipment and delivered to a common or contract carrier, at which time title and risk of loss shall pass to KU.  KU shall fully insure all Products from the time when risk of loss for such Products passes as aforesaid and shall produce evidence of such insurance at the request of Alkermes.

(c) All deliveries of Products hereunder shall include a certificate of analysis provided by the quality assurance manager of Alkermes attesting to the fact that such Products (i) have been manufactured and packaged by a process which complies with GMP and (ii) are of quality which is in accordance with criteria established in the Specifications and all requirements of the FDA and applicable law.  All Products, when delivered, shall be packaged and ready for commercial sale or distribution.

(d) The Products supplied hereunder shall have been manufactured by a process which complies with the quality agreement that is agreed in writing between the parties.

4.4.  Rejection and Replacement.

(a) In the event KU determines that any Product as manufactured is Defective, then, [***], KU shall provide to Alkermes a written notice of rejection, specifying in reasonable detail the manner in which such Product is Defective (the “Notice of Rejection”).  If in the event that KU discovers any latent defects as to any Product, KU shall provide Alkermes a Notice of Rejection [***]. If no written Notice of Rejection is given to Alkermes by KU [***], such Product shall be deemed to have been accepted by KU, provided, however, that nothing contained in this Section 4.4(a) shall be deemed to relieve Alkermes of its obligations under the warranties set forth in SECTION 6 below.

(b) Upon receipt of a Notice of Rejection from KU and in order to minimize any hardship to KU’s customers, Alkermes shall either (i) supply to KU a quantity of replacement Products meeting the Specifications equal to the size of the lot which KU claims was Defective so that such replacement Products are received by KU [***] following Alkermes’s receipt of KU’s Notice of Rejection or (ii) notify KU that it protests such Notice of Rejection and submit the Products subject to such Notice of Rejection to a mutually agreeable independent laboratory for testing [***] of its sending the notice of protest.  Such independent laboratory shall evaluate the Products

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

subject to such Notice of Rejection within 30 days.  The evaluation of such independent laboratory shall, absent manifest error, be binding.  The costs and expenses relating to any rejection, testing and replacement of Products pursuant to this Section 4.4 shall be paid by Alkermes, or, if submitted to an independent laboratory, by the non-prevailing party.

section 5
ASSIGNED UCB STOCK

5.1.  Generic VPM Stock

.  As of the Effective Date of this Agreement, KU accepts and assumes full responsibility for any Generic VPM Product stock that has been fully transferred and assigned by UCB to KU under the UCB Agreement.  Alkermes and KU hereby agree that as of the Effective Date of this Agreement, such Generic VPM Product stock shall be deemed and treated solely as Product falling within the scope of this Agreement as though such Generic VPM Product was supplied hereunder, and any rights, obligations, liabilities and/or remedies with respect to any such Generic VPM Product shall be governed solely by the terms of this Agreement, it being acknowledged and agreed, however, that all such Generic VPM Product was paid for or will be paid for by UCB pursuant to the UCB Agreement and KU shall have no obligation to Alkermes in respect of the Supply Price of such Generic VPM Product but will remain responsible for compensating Alkermes for any Generic VPM Operating Profits or Generic VPM Product Profits for such Product at the time that such Product is sold.  Within thirty (30) days of the Effective Date of this Agreement, KU shall provide Alkermes with a complete inventory of all such Generic VPM Product.

5.2.  Branded Product Stock

.  On or after the Effective Date, KU shall not sell or supply any Branded Product that was manufactured and supplied under the UCB Agreement.

section 6
REPRESENTATIONS AND WARRANTIES OF ALKERMES

Alkermes hereby represents and warrants to KU that:

6.1.  Organization, Power and Authority

.  Alkermes is a company duly organized and validly existing under the laws of Ireland.  As of the Effective Date, Alkermes has all necessary corporate power and authority to enter into, and be bound by the terms and conditions of, this Agreement, and to license the Licensed Assets to KU pursuant hereto.

6.2.  Due Authority; No Breach

.  The execution, delivery and performance by Alkermes of this Agreement and each agreement or instrument contemplated by this Agreement, and the performance of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action by Alkermes. This Agreement is, and each agreement or instrument contemplated by this Agreement, when executed and delivered by Alkermes in accordance with the provisions hereof, will be (assuming the due execution and delivery hereof and thereof by KU) the legal, valid and binding obligation of Alkermes, in each case enforceable against Alkermes in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws from time to time

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

in effect which affect the enforcement of creditors’ rights generally and by legal and equitable limitations on the availability of specific performance and other equitable remedies against Alkermes.  All persons who have executed this Agreement on behalf of Alkermes, or who will execute on behalf of Alkermes any agreement or instrument contemplated by this Agreement, have been duly authorized to do so by all necessary corporate action.  Neither the execution and delivery of this Agreement or any such other agreement or instrument by Alkermes, nor the performance of the obligations contemplated hereby and thereby, will (i) conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of the organizational documents or By-laws of Alkermes or any material contract or any other material obligation to which Alkermes is a party or to which it is subject or bound, or (ii) violate any judgment, order, injunction, decree or award of any court, administrative agency, arbitrator or governmental body against, or affecting or binding upon, Alkermes or upon the securities, property or business of Alkermes, or (iii) constitute a violation by Alkermes of any applicable law or regulation of any jurisdiction as such law or regulation relates to Alkermes, or to the property or business of Alkermes except for such conflict, acceleration, default, breach or violation that is not reasonably likely to have a material adverse effect on Alkermes’s ability to perform its obligations under this Agreement or under any agreement or instrument contemplated hereby.

6.3.  NDAs

.

(a) Upon reasonable request and with sufficient notice, Alkermes will allow KU to visit its facilities and review the VPM NDA (other than the CMC Section), including all material amendments and supplements thereto.  Alkermes or an Affiliate of Alkermes is the lawful holder of all rights under the VIM NDA.  As of the Effective Date, Alkermes has complied in all material respects with all applicable laws and regulations with respect to the VPM NDA, and nothing has come to the attention of Alkermes which has, or reasonably should have, led Alkermes to believe that the VPM NDA will not be approved by the FDA.  Other than pursuant to this Agreement, Alkermes has neither independently marketed, nor has it made arrangements for others to market the VPM Product in the Territory.

(b) Upon reasonable request and with sufficient notice, Alkermes will allow KU to visit its facilities and review the V NDA (other than the CMC Section), including all material amendments and supplements thereto.  As of the Effective Date, Alkermes is the lawful holder of all rights under the V NDA and has the authority to grant the licenses under this Agreement, including licenses held by any of its affiliates under any other NDA.  As of the Effective Date, Alkermes has complied in all material respects with all applicable laws and regulations in connection with the preparation and submission to the FDA of the V NDA, and the V NDA has been approved by and nothing has come to the attention of Alkermes which has, or reasonably should have, led Alkermes to believe that the V NDA is not in good standing with the FDA.  As of the Effective Date, Alkermes has filed with the FDA all required notices, supplemental applications and annual or other reports, including adverse experience reports, with respect to the V NDA which are material to the ability of KU to conduct the Activities and no future action is required by the FDA to lawfully market the V Product in the Territory.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

6.4.  Intellectual Property

.

(a) Set forth on Schedule 6.4 hereto is a list of all Trademarks.  Except as set forth on Schedule 6.4 hereto, (i) Alkermes is the lawful owner of the Trademarks, (ii) Alkermes can license the Trademarks without the consent of any third party, (iii) there is no pending or overtly threatened claim against Alkermes asserting that any of the Trademarks infringe or violate the lights of third parties, and (iv) nothing has come to the attention of Alkermes which has led Alkermes to believe that any of the Trademarks infringe or violate the light of third parties.  Alkermes has not given any notice to any third parties asserting infringement by such third parties upon any of the Licensed Assets.  Alkermes is not aware of and has not received any communications challenging the ownership, validity or effectiveness of any of the Trademarks. Nothing has come to the attention of Alkermes which has led Alkermes to believe that the Activities infringe or violate the patent or trademark rights of third parties.  Alkermes has not granted any right to any third party relating to the Activities which would violate the terms of or conflict with the rights granted to KU pursuant to this Agreement.

(b) Nothing has come to the attention of Alkermes, without any special search, which has led Alkermes to believe that the practice of the Technology in the manufacture of Product under this Agreement infringes or violates the rights of any Third Party.

6.5.  Litigation

.  There are no pending or, to Alkermes’s knowledge without having carried out any special search, threatened judicial, administrative or arbitral actions, claims, suits or proceedings pending as of the date hereof against Alkermes which, either individually or together with any other, would have a material adverse effect on the ability of Alkermes to perform its obligations under this Agreement or any agreement or instrument contemplated hereby.  To Alkermes’s knowledge without having carried out any special search, there are no pending or threatened actions or suits relating to the Activities or the Licensed Assets.

6.6.  Governmental Approval

.  As of the Effective Date, other than the NDAs licensed to KU hereunder, no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the execution, delivery and performance of this Agreement, or any agreement or instrument contemplated by this Agreement, by Alkermes or the performance by Alkermes of its obligations contemplated hereby and thereby.

6.7.  Brokerage

.  No broker, finder or similar agent has been employed by or on behalf of Alkermes, and no Person with which Alkermes has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

6.8.  Compliance with Law

.  Alkermes will comply with the provisions of this Agreement, all FDA and other approvals, all applicable state and local regulatory approvals and requirements and all applicable laws, ordinances and regulations, the noncompliance with which reasonably could have a material adverse effect on KU or the transactions contemplated hereby.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

6.9.  Implied Warranties

.  EXCEPT AS EXPRESSLY PROVIDED IN THIS Section 6, ALKERMES MAKES NO REPRESENTATION OR WARRANTY AS TO THE LICENSED ASSETS, THE TECHNOLOGY OR THE ACTIVITIES, EITHER IN FACT OR BY OPERATION OF LAW, AND ALKERMES SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES.

section 7
REPRESENTATIONS AND WARRANTIES OF KU

KU represents and warrants to Alkermes that:

7.1.  Organization, Power and Authority

.  KU is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana.  As of the Effective Date, KU has all necessary corporate power and authority to enter into, and be bound by the terms and conditions of, this Agreement, and to license the Licensed Assets from Alkermes pursuant hereto.

7.2.  Due Authority; No Breach

.  The execution, delivery and performance by KU of this Agreement, and each agreement or instrument contemplated by this Agreement, and the performance of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action by KU.  This Agreement is, and each agreement or instrument contemplated by this Agreement, when executed and delivered by KU in accordance with the provisions hereof, will be (assuming due execution and delivery hereof and thereof by Alkermes) the legal, valid and binding obligation of KU, in each case enforceable against KU in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws from time to time in effect which affect the enforcement of creditors’ rights generally and by legal and equitable limitations on the availability of specific performance and other equitable remedies against KU.  All persons who have executed this Agreement on behalf of KU, or who will execute on behalf of KU any agreement or instrument contemplated by this Agreement, have been duly authorized to do so by all necessary corporate action.  Neither the execution and delivery of this Agreement by KU, or any such other agreement or instrument by KU, nor the performance of the obligations contemplated hereby and thereby, will (i) conflict with or result in any violation of or constitute a breach of any of the terms or provisions of or result in the acceleration of any obligation under, or constitute a default under any provision of the Articles of Incorporation or By-laws of KU or any material contract or any other material obligation to which KU is a party or to which it is subject or bound, or (ii) violate any judgment, order, injunction, decree or award of any court, administrative agency, arbitrator or government body against, or affecting or binding upon, KU or upon the securities, property or business of KU, or (iii) constitute a violation by KU of any applicable law or regulation of any jurisdiction as such law or regulation relates to KU or to the property or business of KU, except for such conflict, acceleration, default, breach or violation that is not reasonably likely to have a material adverse effect on KU’s ability to perform its obligations under this Agreement or any agreement or instrument contemplated hereby.

7.3.  Brokerage

.  No broker, finder or similar agent has been employed by or on behalf of KU, and no Person with which KU has had any dealings or communications of any kind is

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

7.4.  Litigation

.  There are no pending or, to KU’s knowledge, threatened judicial, administrative or arbitral actions, claims, suits or proceedings pending as of the date hereof against KU which, either individually or together with any other, will have a material adverse effect on the ability of KU to perform its obligations under this Agreement or any agreement or instrument contemplated hereby.

7.5.  Governmental Approval

.  No consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the execution, delivery and performance of this Agreement, or any agreement or instrument contemplated by this Agreement, by KU or the performance by KU of its obligations contemplated hereby and thereby.

7.6.  Compliance with Law

.  KU will comply with the provisions of this Agreement, all FDA and other approvals, all applicable state and local regulatory approvals and requirements and all applicable laws, ordinances and regulations, the noncompliance with which reasonably could have a material adverse effect on Alkermes or the transactions contemplated hereby.

section 8
COVENANTS ANDAGREEMENTS OF THE PARTIES

8.1.  Governmental Filings

.  Alkermes and KU each agree to prepare and file whatever filings, requests or applications are required to be filed with any governmental authority in connection with this Agreement and to cooperate with one another as reasonably necessary to accomplish the foregoing.

8.2.  Responsibility for NDAs

.

(a) Alkermes shall, or shall cause its applicable Affiliate to, maintain the existing NDAs.

(b) Alkermes shall remain responsible for fulfilling all regulatory requirements with respect to the Products that are imposed upon Alkermes as the owner of the NDAs; provided, however, Alkermes shall provide KU, upon reasonable request and with sufficient notice, with access to it facilities where KU may review filings submitted by Alkermes to the FDA (other than the CMC Section thereof) and the application summary, which provides a comprehensive summary of all clinical trials conducted under the NDAs.  KU shall, on a timely basis, provide to Alkermes all information that KU has that Alkermes does not have that is reasonably necessary and relevant to Alkermes’s obligations hereunder to fulfill such requirements including, but not limited to, sales distribution information concerning the Products, and shall otherwise cooperate with Alkermes as reasonably necessary in connection therewith.  Without limiting the generality of the foregoing sentence, in the event that any supplements to the NDAs or any other regulatory requirements are necessitated as a result of transferring manufacturing of the Products from Alkermes to any other manufacturer or as a result of

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

any action by KU (including, but not limited to, acquisition by a third party of substantially all of the assets or outstanding shares of KU, or merger with KU) or such other manufacturer, KU shall, on a timely basis and at KU’s expense, develop and provide to Alkermes all information that is reasonably necessary and relevant to Alkermes’s obligation hereunder to file such supplements or to fulfill such requirements and shall otherwise cooperate with Alkermes as reasonably necessary in connection therewith.  Alkermes shall have the final decision-making authority in every case on whether and how to supplement, amend or otherwise alter the NDAs and any other issues in connection with the NDAs and on whether and how to communicate with the FDA in connection therewith.  KU shall submit to Alkermes for Alkermes’s prior review and approval any request by KU to pursue approval of any new indication for the Products, to conduct any studies with respect to the Products, and to make any submissions to the FDA with respect to the Products; provided, however, that Alkermes shall have the right, in its reasonable judgment and based solely on the scientific merit of the request, to refuse any such request.  If Alkermes elects to undertake such an obligation, such election shall be subject to Alkermes and KU mutually agreeing upon the terms and conditions of any such obligation.

(c) KU and Alkermes shall jointly agree written procedures and define responsibilities for (i) the reporting of adverse drag experiences, (ii) the submission by KU to Alkermes and by Alkermes to FDA of labeling and Promotional Materials related to the Products, (iii) the administration of and response to medical inquiries concerning the Products by consumers, physicians, pharmacists and other health care professionals, (iv) the administration and analysis of and response to complaints concerning the Products, and (v) the development of training materials related to the Products.  KU and Alkermes shall each comply with the provisions of such written procedures.

8.3.  Compliance with Law

.  KU and Alkermes shall each comply with all federal, state and local laws and regulations applicable to manufacturing, marketing and selling the Products in the Territory, the Licensed Assets and the Technology or the performance of their respective obligations hereunder.  Alkermes and KU each shall keep all records and reports required to be kept by applicable laws and regulations, and each shall make its facilities available at reasonable times during business hours for inspection by representatives of governmental agencies.  Alkermes and KU each shall notify the other within [***] of receipt of any notice or any other indication whatsoever of any FDA or other governmental agency inspection, investigation or other inquiry, or other material notice or communication of any type, involving the Products.  KU and Alkermes shall cooperate with each other during any such inspection, investigation or other inquiry.  KU and Alkermes shall notify each other of any response to observations or notifications received in connection with any such inspection, investigation or other inquiry.  In the event of disagreement concerning the form or content of such response, however, Alkermes shall be responsible for deciding the appropriate form and content of any response with respect to any of its cited activities and KU shall be responsible for deciding the appropriate form and content of any response with respect to any of its cited activities.

8.4.  Recall

.  KU shall notify Alkermes of all material information of which KU becomes aware concerning side effects, injury, toxicity or sensitivity reactions including incidence and severity thereof associated with commercial or clinical uses, studies, investigations or tests with

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

the Products, whether or not determined to be attributable to the Products, which may constitute an adverse drug experience with respect to the Products under 21 C.F.R. 310.305 or 314.80.  KU and Alkermes shall consult with one another as to all decisions concerning recall or withdrawal of any Product from the market, including, but not limited to, determining whether or not to make any such recall or withdrawal, the timing and scope thereof, and the means of conducting any recall or withdrawal.  The party requesting any recall or withdrawal must receive the prior written consent of the other party, such consent not to be unreasonably withheld, prior to initiating such recall or withdrawal.  No consent shall be necessary if the recall or withdrawal is required by the FDA or other governmental authority.  Alkermes shall bear the costs (including but not limited to, shipping and product credits) for any recall or withdrawal primarily due to the failure of any Product to comply with, or be manufactured in accordance with, the Specifications, GMP, the NDA or applicable law.  The costs for any other recall or withdrawal shall be the responsibility of KU.  Each party will cooperate fully with the other in connection with any recall or withdrawal,

8.5.  Confidentiality

.  KU shall treat as confidential the Licensed Assets, the Technology, and all other information of Alkermes of which KU becomes aware in connection with this Agreement (collectively, “Alkermes Proprietary Information”).  KU shall neither disclose Alkermes Proprietary Information to any third party nor use Alkermes Proprietary Information for any purpose other than as set forth in this Agreement.  Alkermes shall treat as confidential all information of KU of which Alkermes becomes aware in connection with this Agreement (collectively, “KU Proprietary Information”).  Alkermes shall neither disclose KU Proprietary Information to any third party nor use KU Proprietary Information for any purpose other than as set forth in this Agreement.

Nothing contained herein will in any way restrict or impair either party’s (the “Using Party’s”) right to use, disclose or otherwise deal with any Proprietary Information of the other party which:

(a) at the time of disclosure is known to the public or thereafter becomes known to the public by publication or otherwise through no fault of the Using Party;

(b) the Using Party can establish was in its possession prior to the time of the disclosure and was not obtained directly or indirectly from the other party;

(c) is independently made available as a matter of right to the Using Party by a third party who is not thereby in violation of a confidential relationship with the other party;

(d) is developed by the Using Party independently of the Proprietary Information received from the other party and the Using Party can establish such development; or

(e) is information required to be disclosed by legal or regulatory process; provided, in each case the Using Party timely informs the other party and uses reasonable efforts to limit the disclosure and maintain confidentiality to the extent possible and permits the other party to intervene and contest or attempt to limit the disclosure.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

KU shall obtain no right or license of any kind under the Alkermes Proprietary Information except as set forth in this Agreement.  Alkermes shall obtain no right or license of any kind under the KU Proprietary Information except as set forth in this Agreement

8.6.  Expenses

.  Alkermes and KU shall each bear their own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and, except as set forth in this Agreement, the performance of the obligations contemplated hereby.

8.7.  Reasonable Efforts

.  Alkermes and KU each hereby agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary and proper to make effective the transactions contemplated by this Agreement.

8.8.  Publicity

.  The parties agree that no publicity release or announcement concerning the transactions contemplated hereby shall be issued without the advance written consent of the other, except as such release or announcement may be required by law, in which case the party making the release or announcement shall, before making any such release or announcement, afford the other party a reasonable opportunity to review and comment upon such release or announcement,

8.9.  Cooperation

.  If either party shall become engaged in or participate in any investigation, claim, litigation or other proceeding with any third-party, including the PDA, relating in any way to the Products or any of the Licensed Assets, or the Technology, the other party shall cooperate in all reasonable respects with such party in connection therewith, including, without limitation, using its reasonable efforts to make available to the other such employees who may be helpful with respect to such investigation, claim, litigation or other proceeding, provided that, for purposes of this provision, reasonable efforts to make available any employee shall be deemed to mean providing a party with reasonable access to any such employee at no cost for a period of time not to exceed twenty-four (24) hours (e.g., three 8-hour business days).  Thereafter, any such employee shall be made available for such time and upon such terms and conditions (including, but not limited to, compensation) as the parties may mutually agree.

8.10.  Competition; No Sale for Resale

.

(a) Except for the Generic V Product and as otherwise contemplated hereby, each of Alkermes and KU shall not directly or indirectly, develop, manufacture, market or sell any chronotherapeutic dosage formulations of sustained release verapamil hydrochloride.  It is understood that the remedies at law are inadequate in the case of any breach of this covenant and that each of KU and Alkermes shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach of such covenant by the other.

(b) Neither KU nor any sublicensee of KU shall knowingly sell any Product to anyone in the Territory for subsequent distribution or resale outside the Territory and each shall take all reasonable precautions to prevent such distribution or resale outside the Territory.  Alkermes shall not knowingly sell any Product to anyone in the Territory or

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

outside the Territory for subsequent distribution or resale in the Territory, and Alkermes shall take all reasonable precautions to prevent such distribution or resale in the Territory.

8.11.  Conflicting Rights

.  Alkermes shall not grant any right to any third party relating to the Activities which would violate the terms of or conflict with the rights granted to KU pursuant to this Agreement.

8.12.  Trademark Maintenance

.

(a) Alkermes shall be solely responsible for filing, prosecuting, and maintaining all of the Trademarks, and Alkermes shall pay the costs associated therewith, Alkermes shall file, prosecute, and maintain all Trademarks so as to fully continue the benefits under the licenses granted to KU hereunder.  In the event that any extension, registration, confirmation, renewal or reexamination is to be filed with respect to a Trademark, Alkermes shall provide KU with the opportunity to review such extension, registration, confirmation, renewal or reexamination and provide input thereto.

(b) KU shall not use the Trademarks in any way which might prejudice its distinctiveness or validity or the goodwill of Alkermes therein.  KU shall not use, in relation to the Products, any trademarks other than the Trademarks without obtaining the prior consent in writing of Alkermes, such consent not to be unreasonably withheld or delayed. KU shall not use in the Territory any trademarks or trade names so resembling the Trademarks as to be likely to cause confusion or deception. KU shall promptly notify Alkermes in writing of any alleged infringement of which it becomes aware by a third party of the Trademarks and provide Alkermes with any applicable evidence of infringement.

(c) Alkermes will be entitled to conduct all proceedings relating to the Trademarks and shall at its sole discretion decide what action, if any, to take in respect of any infringement or alleged infringement of the Trademarks or passing-off or any other claim or counterclaim brought or threatened in respect of the use or registration of the Trademarks. Any such proceedings shall be conducted at Alkermes’s expense and for its own benefit.  In the event that Alkermes fails to take action in respect of any infringement or alleged infringement of the Trademarks or passing-off or any other claim or counterclaim brought or threatened in respect of the use or registration of the Trademarks, KU may, in its sole discretion, take such action on behalf of Alkermes, at the expense of KU and for the benefit of KU.

(d) Use of the Trademark under this license shall be restricted to the Pre-Approved Form depicted in Schedule 6.4 or any other form approved in advance in writing by Alkermes from time to time in respect of Product offered for sale and sold in the Territory.  KU undertakes to use the Trademark only in the aforementioned manner, observing any directions as may be provided by Alkermes from time to time.

(e) KU shall promote and properly use the trademark in accordance with the terms of this license agreement and will also accompany every permitted reference to the trademark with the following statement: “Verelan® is a registered trademark of Alkermes

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

Pharma Ireland Limited”, or any other statement prescribed by the licensor from time to time, unless Alkermes reasonably decides that due to space limitations on packaging or labeling or other factors such statement can appear solely on product package inserts.

8.13.  Supply of Products

.  Alkermes shall maintain the capacity throughout the term of this Agreement to meet the requirements of KU for Products hereunder.

8.14.  Technology

.  Alkermes shall be solely responsible for maintaining the Technology in accordance with the terms set forth in this Agreement.

8.15.  Liability Insurance

.  Alkermes shall obtain and carry in full force and effect product liability insurance in respect of the Products in the amount of [***].  KU shall obtain and carry in full force and effect product liability insurance in respect of the Products in the amount of [***].

8.16.  Referral of Orders and Inquiries

.  Alkermes shall refer all Persons sending orders or making inquiries regarding the Products within the Territory to KU and shall promptly notify KU of the name of each such Person and the nature of the inquiry of such Person.

8.17.  Deemed Breach of Covenant

.  Neither Alkermes nor KU shall be deemed to be in breach of any covenant contained in this SECTION 8 if such party’s deemed breach is the result of any action or inaction on the part of the other party.

8.18.  Net Sales Deductions for Generic VPM Product

.  KU may apply any Generic VPM allowances set out in items (a) through (d) of the Net Sales definition as a deduction in the Quarter in which they arise under this Agreement, irrespective of whether they related to Generic VPM Product that was supplied by Alkermes to KU under this Agreement or to UCB under the UCB Agreement.

8.19.  Net Sale Deductions for Branded Product

.

(a) Any Branded Products that are returned that can be identified by a code of UCB or KU shall be for such party’s account.

(b) KU’s affiliate, UCB, is responsible for all rebates owing to the Government or pursuant to managed care agreements and similar arrangements (“Rebates”) with respect to prescriptions for the Branded Products written on or prior to the Effective Date.  With respect to prescriptions written on the Branded Product on or after the Effective Date of this Agreement, but prior to [***] after the Effective Date of this Agreement, KU shall not be entitled to apply as a Net Sales deduction under this Agreement.

(c) With respect to any chargebacks relating to Branded Products that were supplied to UCB under the UCB Agreement, UCB shall be responsible for all items submitted and KU shall not apply any such chargebacks to any Net Sales calculations under this Agreement.  KU shall be responsible for, and may be entitled to apply as a Net Sales deduction to, all chargebacks submitted to KU which related to Branded Product supplied by Alkermes to KU under this Agreement.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

8.20.  Access to Information

.  Anything to the contrary herein notwithstanding, Alkermes shall (i) permit representatives of KU, upon reasonable notice and request, to inspect such materials at Alkermes’ facilities during normal business hours and (ii) permit reasonable access to Alkermes personnel for the purpose of effectuating the requirements of this Section 8.20 and facilitating KU’s review of the materials to be provided hereunder.  Notwithstanding the foregoing, nothing in this paragraph shall be construed to require Alkermes to provide to KU information or documents protected by the attorney-client privilege and/or work product immunity.

section 9
INDEMNIFICATION

9.1.  Indemnification

.

(a) Alkermes shall indemnify, defend and hold KU (and its directors, officers, employees, and Affiliates) harmless from and against any and all Damages incurred or suffered by KU (and its directors, officers, employees, and Affiliates) as a consequence of:

(i)any breach of any representation or warranty made by Alkermes in this Agreement or any agreement, instrument or document delivered by Alkermes pursuant to the terms of this Agreement;

(ii)any failure to perform duly and punctually any covenant, agreement or undertaking on the part of Alkermes contained in this Agreement;

(iii)any act or omission of Alkermes with respect to the handling, manufacturing, sale, consumption or use of the Products by Alkermes; or

(iv)any infringement or violation of any third party patents, trademarks or other intellectual property resulting from the practice of the Licensed Assets or of the Technology or that relates to the manufacturing process used by Alkermes to manufacture Product under this Agreement.

(b) KU shall indemnify, defend and hold Alkermes (and its directors, officers, employees, and Affiliates) harmless from and against any and all Damages incurred or suffered by Alkermes (and its directors, officers, employees, and Affiliates) as a consequence of:

(i)any breach of any representation or warranty made by KU in this Agreement or any agreement, instrument or document delivered by KU pursuant to the terms of this Agreement;

(ii)any failure to perform duly and punctually any covenant, agreement or undertaking on the p art of KU contained in this Agreement; or

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

(iii)any act or omission of K.U with respect to the handling, manufacturing, sale, consumption or use of the Products by KU.

9.2.  Notice and Opportunity To Defend

.  Promptly after receipt by a party hereto of notice of any claim which, could give rise to a right to indemnification pursuant to Section 9.1. such party (the “Indemnified Party”) shall give the other party (the “Indemnifying Party”) written notice describing the claim in reasonable detail.  The failure of an Indemnified Party to give notice in the manner provided herein shall not relieve the Indemnifying Party of its obligations under this SECTION 9, except to the extent that such failure to give notice materially prejudices the Indemnifying Party’s ability to defend such claim.  The Indemnifying Party shall have the right, at its option, to compromise or defend, at its own expense and by its own counsel, any such matter involving the asserted liability of the party seeking such indemnification.  If the Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly (and in any event not less than ten (10) days after receipt of the Indemnified Party’s original notice) notify the Indemnified Party in writing of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise or defense against any such asserted liability.  All reasonable costs and expenses incurred in connection with such cooperation shall be borne by the Indemnifying Party.  If the Indemnifying Party elects not to compromise or defend the asserted liability, fails to notify the Indemnified Party of its election to compromise or defend as herein provided, fails to admit its obligation to indemnify under this Agreement with respect to the claim, or, if in the reasonable opinion of the Indemnified Party, the claim could result in the Indemnified Party becoming subject to injunctive relief or relief other than the payment of money damages that could materially adversely affect the ongoing business of the Indemnified Party in any manner, the Indemnified Party shall have the right, at its option, to pay, compromise or defend such asserted liability by its own counsel and its reasonable costs and expenses shall be included as part of the indemnification obligation of the Indemnifying Party hereunder.  Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld.  In any event, the Indemnified Party and the Indemnifying Party may participate, at their own expense, in the defense of such asserted liability.  If the Indemnifying Party chooses to defend any claim, the Indemnified Party shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.  Notwithstanding anything to the contrary in this Section 9.2, (i) the party conducting the defense of a claim shall (A) keep the other party informed on a reasonable and timely basis as to the status of the defense of such claim (but only to the extent such other party is not participating jointly in the defense of such claim), and (B) conduct the defense of such claim in a prudent manner, and (ii) the Indemnifying Party shall not cease to defend, settle or otherwise dispose of any claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld).

9.3.  Indemnification Payment Obligation

.  No Indemnifying Party will have any obligations under Sections 9.1(a) or 9.1(b) until the cumulative aggregate amount of Damages incurred or suffered by the Indemnified Party which the Indemnifying Party is otherwise subject to under this Agreement exceeds [***] at which time the entire cumulative aggregate amount of such Damages shall be covered. No Indemnifying Party will have any obligations under Sections 9.11(a) or 9.1(b) beyond [***].  The provisions of this Section 9.3 shall not limit or otherwise

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

affect the obligations of any Indemnifying Patty under any other Section of this Agreement.

9.4.  Indemnification Payment Adjustment

. The amount of any Damages for which indemnification is provided under this SECTION 9 shall be reduced to take account of any net tax benefit and shall be increased to take account of any net tax detriment arising from the incurrence or payment of any such Damages or from the receipt of any such indemnification payment and shall be reduced by the insurance proceeds received and any other amount recovered, if any, by the Indemnified Party with respect to any Damages; provided, however, that an Indemnified Party shall not be subject to an obligation to pursue an insurance claim relating to any Damages for which indemnification is sought hereunder.  If any Indemnified Party shall have received any payment pursuant to this SECTI0N 9 with respect to any Damages and shall subsequently have received insurance proceeds or other amounts with respect to such Damages, then such Indemnified Party shall pay to the Indemnifying Party an amount equal to the difference (if any) between (i) the sum of the amount of those insurance proceeds or other amounts received and the amount of the payment by such Indemnifying Party pursuant to this SECTION 9 with respect to such Damages and (ii) the amount necessary to fully and completely indemnify and hold harmless such Indemnified Party from and against such Damages; provided, however, in no event will such Indemnified Party have any obligation pursuant to this sentence to pay to such Indemnifying Party an amount greater than the amount of the payment by such Indemnifying Party pursuant to this SECTION 9 with respect to such Damages.

9.5.  Indemnification Payment

.  Upon the final determination of liability and the amount of the indemnification payment under this SECTION 9, the appropriate party shall pay to the other, as the case may be, within [***], the amount of any claim for indemnification made hereunder,

9.6.  Survival

.  The provisions of SECTION 9 shall survive any termination of this Agreement.  Each Indemnified Party’s rights under SECTION 9 shall not be deemed to have been waived or otherwise affected by such Indemnified Party’s waiver of the breach of any representation, warranty, agreement or covenant contained in or made pursuant this Agreement, unless such waiver expressly and in writing also waives any or all of the Indemnified Party’s rights under SECTION 9.

9.7.  Consequential Damages

.  Notwithstanding anything to the contrary in this Agreement, neither Alkermes nor KU shall be liable to the other by reason of any representation or warranty, condition or other term or any other duty of common law for any consequential or incidental or punitive loss or damage, whether occasioned by the negligence of the respective parties, their employees or agents or otherwise; provided, however that the parties have explicitly agreed that direct damages shall not be subject to the foregoing limitation.

section 10

TERMINATION

10.1.  Termination

.  The term of this Agreement shall begin upon the Effective Date and, unless sooner terminated as hereinafter provided, shall end upon the second anniversary of the Effective Date.  This Agreement may be renewed for successive two (2)-year terms by mutual

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

agreement of the parties in writing.  Notwithstanding the foregoing, this Agreement may be terminated as follows:

(a) Early Termination.  Either party may terminate this Agreement at any time by providing six (6) months’ prior written notice to the other party.

(b) Termination for Insolvency.  If either KU or Alkermes (i) makes a general assignment for the benefit of creditors or becomes insolvent; (ii) files an insolvency petition in bankruptcy, (iii) petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets; (iv) commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors; or (v) becomes a party to any proceeding or action of the type described above in (iii) or (iv) and such proceeding or action remains undismissed or unstayed for a period of more than 60 days, then the other party may by written notice terminate this Agreement in its entirety with immediate effect.

(c) Termination for Default.

(i)KU and Alkermes each shall have the right to terminate this Agreement for default upon the other’s failure to comply in any material respect with the terms and conditions of this Agreement.  At least thirty (30) days prior to any such termination for default, the party seeking to so terminate shall give the other written notice of its intention to terminate this Agreement in accordance with the provisions of this Section 10.1(c), which notice shall set forth the default(s) which form the basis for such termination.  If the defaulting party fails to correct such default(s) within thirty (30) days after receipt of notification, or if the same cannot reasonably be corrected or remedied within thirty (30) days, then if the defaulting party has not commenced curing said default(s) within said thirty (30) days and be diligently pursuing completion of same, then such party immediately may terminate this Agreement.

(ii)This Section 10.1(c) shall not be exclusive and shall not be in lieu of any other remedies available to a party hereto for any default hereunder on the part of the other party.

(d) Continuing Obligations.  Termination of this Agreement for any reason shall not relieve the parties of any obligation accruing prior thereto with respect to the Products and any ongoing obligations hereunder with respect to the remaining Products and shall be without prejudice to the rights and remedies of either party with respect to any antecedent breach of the provisions of this Agreement.  Without limiting the generality of the foregoing, no termination of this Agreement, whether by lapse of time or otherwise, shall serve to terminate the obligations of the parties hereto under Sections 8.4, 8.5, 8.6, 8.8, 8.15, SECTION 9, Section 10.1(c) and SECTION 11 hereof, and such obligations shall survive any such termination.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

(e) Net Sales Allowances after file Termination Date. In reference to returns or other Net Sales allowances which arise after the termination of this Agreement in respect of any Product supplied and sold under this Agreement prior to such termination, the parties agree that KU shall not be entitled to seek any reimbursement, Net Sales deductions or other form of compensation from Alkermes.

section 11

MISCELLANEOUS

11.1.  Assignment and Subcontracting

.

(a) No party shall assign its rights or delegate its duties or obligations under this Agreement without the prior written consent of the other party hereto, except that (i) any party may assign its rights or delegate its duties under this Agreement to any of its Affiliates and (ii) KU agrees that it shall execute and deliver any documents as may reasonably be requested to consent to Alkermes’ assignment of all of its rights and obligations arising from and under this Agreement to any company that may acquire the Alkermes’s Gainesville, Georgia facility.  Absent the prior written consent of the other party hereto, no affiliate assignment permitted under clause (i) of this Section 11.1 shall relieve the party making such assignment of its obligations hereunder.  Any attempted assignment in contravention of this Section 11.1 shall be null and void.

(b) KU hereby acknowledges and agrees that Alkermes shall be entitled to subcontract its rights and obligations in this Agreement to its Affiliate, Alkermes Gainesville LLC, the legal entity which owns and operates the Gainesville Facility.

11.2.  Notices

.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or facsimile and confirmed in writing, or mailed first class, postage prepaid, by registered or certified mail, return receipt requested (mailed notices and notices sent by facsimile shall be deemed to have been given on the date received) as follows:

If to Alkermes, as follows:

Alkermes Pharma Ireland Limited
Connaught House, 1 Burlington Road
Dublin 4
Ireland
Telephone: +353 1 772 8000
Facsimile: +353 1 772 8001
Attention: Company Secretary

With a copy to:

VP, Alliance Management
at the same address and contact details as set out above

If to KU, as follows:

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

Kremers Urban Pharmaceuticals Inc.
902 Carnegie Center, Suite 360
Princeton, NJ 08540
Facsimile: (609) 275-5352
Attention: Vice President, Sales & Marketing

or in any case to such other address or addresses as hereafter shall be furnished as provided in this Section 11.2 by any party hereto to the other party,

11.3.  Waiver: Remedies

.  Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument executed by such party.  No delay on the part of Alkermes or KU in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either Alkermes or KU of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.  The indemnification provided in SECTION 9 shall be the sole remedy available for any Damages arising out of or in connection with this Agreement except for any rights or remedies which the parties hereto may otherwise have in equity.

11.4.  Survival of Representations

.  Each of the representations and warranties made in this Agreement shall continue for the term of this Agreement and shall thereafter be. extinguished.

11.5.  Independent Contractors

.  The parties hereto are independent contractors, and nothing contained in this Agreement shall be deemed to create the relationship of partners, joint venturers, or of principal and agent, franchisor and franchisee, or of any association or relationship between the parties other than as expressly provided in this Agreement.  KU acknowledges that it does not have, and KU shall not make representations to any third party, either directly or indirectly, indicating that KU has, any authority to act for or on behalf of Alkermes or to obligate Alkermes in any way whatsoever.  Alkermes acknowledges that it does not have, and it shall not make any representations to any third party, either directly or indirectly, indicating that it has, any authority to act for or on behalf of KU or to obligate KU in any way whatsoever.

11.6.  Entire Agreement

.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings of the parties relating thereto.

11.7.  Amendment

.  This Agreement may be modified or amended only by written agreement of the parties hereto.

11.8.  Counterparts

.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

11.9.  Governing Law

.  This Agreement shall be governed and construed in accordance with the laws of the State of New York excluding any choice of law rules which may direct the application of the law of another state.

11.10.  Arbitration

.  Any dispute, controversy or claim arising out of or in connection with this Agreement shall be determined and settled by arbitration in New York, New York, pursuant to the commercial arbitration rules then in effect of the American Arbitration Association.  Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in a court having competent jurisdiction.  Any arbitration hereunder shall be (i) submitted to an arbitration tribunal comprised of three (3) independent members knowledgeable in the pharmaceutical industry, one of whom shall be selected by KU, one of whom shall be selected by Alkermes, and one of whom shall be selected by the other two arbitrators; (ii) allow for the parties to request discovery pursuant to the rules then in effect under the Federal Rules of Civil Procedure for a period not to exceed ninety (90) days; and (iii) require the award to be accompanied by findings of fact and a statement of reasons for the decision.  Each party shall bear its own costs and expenses, including attorney’s fees incurred in any dispute which is determined and/or settled by arbitration pursuant to this Section 11.10.  Except where clearly prevented by the area in dispute, both parties agree to continue performing their respective obligations under this Agreement while the dispute is being resolved.  Arbitration shall not prevent any party from seeking injunctive relief where such remedy is an appropriate form of remedy under the circumstances.

11.11.  Captions

.  All section titles or captions contained in this Agreement, in any Schedule referred to herein or in any Exhibit annexed hereto, and the table of contents, if any, to this Agreement are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

11.12.  No Third-Party Rights

.  No provision of this Agreement shall be deemed or construed in any way to result in the creation of any rights or obligation in any Person not a party or not affiliated with a party to this Agreement.

11.13.  Severability

.  If any provision of this Agreement is found or declared to be invalid or unenforceable by any court or other competent authority having jurisdiction, such finding or declaration shall not invalidate any other provision hereof, and this Agreement shall thereafter continue in full force and effect.

11.14.  Attachments

.  All Schedules, Exhibits and other attachments to this Agreement are by this reference incorporated herein and made a part of this Agreement.

[Signature page follows]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the day and year first above written.

ALKERMES PHARMA IRELAND LIMITED

By:/s/ Shane Cooke

Name: Shane Cooke

Title: Director

KREMERS URBAN PHARMACEUTICALS INC.

By:/s/ George Stevenson

Name: George Stevenson

Title: President and CEO

By:/s/ Mary Ellen Campion

Name: Mary Ellen Campion

Title: Vice President and CEO

[License and Supply Agreement]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

Schedule 2.1(a)
to License and
Supply Agreement

NDAs

[***]

[***]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

Schedule 3.1
to License and
Supply Agreement

Product Pricing and Payment Terms

1.	Defined Terms. As used in this Schedule 3.1, the following terms shall have the respective meaning ascribed to them below.

“Actual NSP” for a particular Product and in respect of a particular Quarter, means the [***].

“National NSP” or “NNSP” for a particular Product and in respect of a particular Year, means KU’s estimate of the Actual NSP for such Product for such Year, as determined pursuant to Section 2 of this Schedule 3.1.

“Supply Price” means Supply Price for Branded Product or Supply Price for Generic VPM Product, as the context requires.

“Supply Price for Branded Product” for a particular Branded Product and in respect of a particular Year, means [***].

“Supply Price for Generic VPM Product” for the Generic VPM Product shall [***].

2.	Determination of Notional NSP and Cost.
(a)

Not later than [***], KU shall notify Alkermes of its proposed National NSP for each of the Branded VPM Product and the Branded V Product for the next subsequent Year.  Such proposed Notional NSPs shall be discussed in good faith by the Parties, and the Parties shall agree upon the final Notional NSP for each Branded Product for such next subsequent Year not later than [***].  For example, KU shall provide its proposed Notional NSP for each Branded Product to Alkermes by [***] and the Parties shall agree upon the Notional NSP for the Branded Products for 2015 not later than [***].

(b)	Notwithstanding the foregoing, the Parties shall, by no later than [***], confer and agree upon the Notional NSP for 2014.
3.	Branded VPM Product Terms.
(a)	Subject to Section 3(c), below, each invoice submitted to KU upon delivery of an order of Branded VPM Product shall [***].
(b)

Each Quarterly report delivered to Alkermes pursuant to Section 3.5 of the Agreement shall set forth the Actual NSP for all Branded VPM Product sold during the Quarter to which such report relates.  Based upon such Actual NSP:

(i)	[***].

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

(ii)	[***].
(c)	Anything to the contrary notwithstanding samples of Branded VPM Product shall be supplied to KU [***].
(d)

For the avoidance of doubt the parties agree that if for whatever reason the Branded VPM Product supplied by Alkermes to KU is not sold by KU, Alkermes shall retain the Supply Price paid for such Branded VPM Product (or if such Supply Price has not been paid, KU shall remain obligated to pay and shall pay such Supply Price to Alkermes).

4.	Branded V Product Terms.
(a)

Subject to Section 4(c), below, each invoice submitted to KU upon delivery of an order of Branded V Product shall reflect a price per unit equal to the then-current supply Price for the Branded V Product.

(b)

Each Quarterly report delivered to Alkermes pursuant to Section 3.5 of the Agreement shall set forth the Actual NSP for all Branded V Product sold during the Quarter to which such report relates, Based upon such Actual NSP:

(i)	[***].
(ii)	[***].
(c)	Anything to the contrary notwithstanding samples of Branded V Product shall be supplied to KU [***].
(d)

For the avoidance of doubt, the parties agree that if for whatever reason the Branded V Product supplied by Alkermes is not sold by KU, Alkermes shall retain the Supply Price paid for such Branded V Product (or if such Supply Price has not been paid, KU shall remain obligated to pay and shall pay such Supply Price to Alkermes).

5.	Generic VPM Product Terms.
(a)	In every Quarter during which every Branded Product in all dosages strengths is sold by KU, KU shall pay Alkermes [***].
(b)	In any Quarter where KU does not sell each dosage strength of each Branded Product, KU shall pay Alkermes [***].
(c)	Notwithstanding anything to the contrary the amount payable to Alkermes during any Quarter pursuant to Clause 5(a) or (b) above shall [***].

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

Schedule 4.1
to License and
Supply Agreement

Batch Sizes and Minimum Volumes

(a)Branded V Product

Subject to Section 4.1(c), the minimum order for Branded V Product shall be:

Strength	Order Quantity
[***]	[***] bottles per SKU, delivery dates need to coincide with Generic V Product.
[***]	[***] bottles per SKU, delivery dates need to coincide with Generic V Product.
[***]	[***] bottles per SKU, delivery dates need to coincide with Generic V Product.
[***]	[***] bottles per SKU, delivery dates need to coincide with Generic V Product.

(b)Branded and Generic VPM Product

If both the Branded VPM Product and the Generic VPM Product are ordered, then the minimum order shall be:

Strength	Order Quantity
[***]	[***] bottles of Branded VPM Product, combined with [***] bottles of Generic VPM Product
[***]	[***] bottles of Branded VPM Product, combined with [***] bottles of Generic VPM Product
[***]	[***] bottles of Branded VPM Product, combined with [***] bottles of Generic VPM Product

If only Branded VPM Product or Generic VPM Product is ordered, then the minimum order for whichever Product is ordered shall be:

Strength	Order Quantity
[***]	[***] bottles of VPM Product or [***] bottles of Generic VPM Product
[***]	[***] bottles of VPM Product or [***] bottles of Generic VPM Product
[***]	[***] bottles of VPM Product or [***] bottles of Generic VPM Product

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

Schedule 6.4
to License and
Supply Agreement

Intellectual Property

TRADEMARKS

VERELAN - U.S.  Registration No.: 1,551,582

The Pre-Approved Forms in which this Trademark may be used by KU hereunder is as follows:

Verelan®

Verelan® capsules

Verelan® (verapamil hydrochloride capsules)